Exhibit 99.1

Company Contact:

Impax Laboratories, Inc.

Mark Donohue

Sr. Director, Investor Relations and Corporate Communications

(215) 558-4526

www.impaxlabs.com

Impax Provides an Update on FDA Inspection of Hayward Facility

Conference Call and Webcast Scheduled for 5:00 p.m. ET

HAYWARD, Calif., March 4, 2013 – Impax Laboratories, Inc. (NASDAQ: IPXL) today announced that the U.S. Food and Drug Administration (FDA) completed its re-inspection of the Company’s Hayward manufacturing facility in connection with the previously disclosed Form 483 issued in March 2012. In addition to the re-inspection, the FDA conducted a Pre-Approval Inspection (PAI) for RYTARYTM, as analytical method validation and a portion of the stability data were generated in Hayward, and a general Good Manufacturing Practices (GMP) inspection. At the conclusion of this inspection, the FDA issued a new Form 483 with twelve (12) observations, three (3) of which are designated as repeat observations from inspections that occurred prior to the Warning Letter.

“We have committed significant resources in our efforts to meet FDA requirements and are clearly disappointed by this news,” said Larry Hsu, Ph.D., president and CEO, Impax Laboratories, Inc. “The analytical method assessment observations arose from our internal work and review as a part of the ongoing quality improvement program designed to assess and enhance our Quality Control Laboratory Analytical Methods and to ensure they meet or exceed internal and industry standards. Resolving the FDA concerns remains a top priority and we intend to complete this work as quickly as possible.”

The Company is working diligently to address the observations raised by the FDA and will respond to these new observations within the fifteen (15) business day period from the receipt of the Form 483.

Currently, the Company has not been informed by the FDA of the impact this latest Form 483 will have on the resolution or timing of resolving the warning letter or whether any further regulatory action may be taken as to its manufacturing operations. Until remedial action is complete and the FDA has confirmed compliance with current GMP, approval of pending and new applications listing the Hayward facility as a manufacturing location of finished dosage forms may be withheld.

The Company has provided a redacted version of the Form 483 as an exhibit in a Current Report on Form 8-K filed with the SEC concurrently with the issuance of this press release.

Conference Call Information

The Company will host a conference call today at 5:00 p.m. EDT. The call can also be accessed via a live Webcast through the Investor Relations section of the Company’s Web site, www.impaxlabs.com. The number to call from within the United States is (877) 356-3814 and (706) 758-0033 internationally. The conference ID is 18793480. A replay of the conference call will be available shortly after the call for a period of seven days. To access the replay, dial (855) 859-2056 (in the U.S.) and (404) 537-3406 (international callers).

About Impax Laboratories, Inc.

Impax Laboratories, Inc. (Impax) is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of central nervous system disorder branded products. Impax markets its generic products through its Global Pharmaceuticals division and markets its branded products through the Impax Pharmaceuticals division. Additionally, where strategically appropriate, Impax develops marketing partnerships to fully leverage its technology platform and pursues partnership opportunities that offer alternative dosage form technologies, such as injectables, nasal sprays, inhalers, patches, creams and ointments. Impax Laboratories is headquartered in Hayward, California, and has a full range of capabilities in its Hayward, Philadelphia and Taiwan facilities. For more information, please visit the Company's Web site at: www.impaxlabs.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the effect of current economic conditions on the Company’s industry, business, financial position and results of operations, fluctuations in revenues and operating income, the Company’s ability to promptly correct the issues raised in the warning letter received from the FDA, the Company’s ability to successfully develop and commercialize pharmaceutical products in a timely manner, reductions or loss of business with any significant customer, the impact of consolidation of the Company’s customer base, the impact of competition, the Company’s ability to sustain profitability and positive cash flows, any delays or unanticipated expenses in connection with the operation of the Company’s Taiwan facility, the effect of foreign economic, political, legal and other risks on the Company’s operations abroad, the uncertainty of patent litigation, the increased government scrutiny on the Company’s agreements with brand pharmaceutical companies, consumer acceptance and demand for new pharmaceutical products, the impact of market perceptions of the Company and the safety and quality of the Company’s products, the difficulty of predicting FDA filings and approvals, the Company’s ability to achieve returns on its investments in research and development activities, the Company’s inexperience in conducting clinical trials and submitting new drug applications, the Company’s ability to successfully conduct clinical trials, the Company’s reliance on third parties to conduct clinical trials and testing, impact of illegal distribution and sale by third parties of counterfeits or stolen products, the availability of raw materials and impact of interruptions in the Company’s supply chain, the use of controlled substances in the Company’s products, disruptions or failures in the Company’s information technology systems and network infrastructure, the Company’s reliance on alliance and collaboration agreements, the Company’s dependence on certain employees, the Company’s ability to comply with legal and regulatory requirements governing the healthcare industry, the regulatory environment, the Company’s ability to protect its intellectual property, exposure to product liability claims, changes in tax regulations, the Company’s ability to manage growth, including through potential acquisitions, the restrictions imposed by the Company’s credit facility, uncertainties involved in the preparation of the Company’s financial statements, the Company’s ability to maintain an effective system of internal control over financial reporting, the effect of terrorist attacks on the Company’s business, the location of the Company’s manufacturing and research and development facilities near earthquake fault lines and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

# # #